Exhibit 99.1

Contact:

Lee Bendekgey SVP, CFO and General Counsel Nuvelo 650-517-8358 lbendekgey@nuvelo.com	Nicole Foderaro WeissComm Partners 415-946-1058 nfoderaro@wcpglobal.com

NUVELO REPORTS 2007 FOURTH QUARTER AND YEAR END

FINANCIAL RESULTS AND PROVIDES 2008 OUTLOOK

SAN CARLOS, Calif., February 27, 2008 – Nuvelo, Inc. (Nasdaq: NUVO) today announced 2007 fourth quarter and year end financial results and accomplishments and provided an outlook for 2008.

For the fourth quarter ended December 31, 2007, Nuvelo reported a net loss of $11.6 million, or $0.22 per share, compared with a net loss of $65.3 million, or $1.23 per share, for the same period in 2006. For the year ended December 31, 2007, the net loss was $12.3 million, or $0.23 per share, compared with a net loss of $130.6 million, or $2.54 per share, for the same period in 2006.

As of December 31, 2007, Nuvelo had $103.6 million in cash and cash equivalents, short-term investments and restricted cash. For the quarter and year ended December 31, 2007, net cash used in operating activities was $13.6 million and $46.0 million, respectively.

Revenues for the fourth quarter of 2007 were $0.1 million, compared with $0.9 million for the same period in 2006. Revenues for the year ended December 31, 2007 were $46.9 million, compared with $3.9 million for the same period in 2006. The increase in revenues for the year ended December 31, 2007 was due to the recognition of the remaining unamortized balance of the $50.0 million up-front license fee received from Bayer in 2006, as a result of the termination of the collaboration agreement in June 2007. The up-front license fee was originally recorded as deferred revenue upon receipt and had been recognized on a straight-line basis over the performance period under the agreement.

Total operating expenses for the fourth quarter of 2007 were $13.1 million, compared with $70.5 million for the same period in 2006. Total operating expenses for the year ended December 31, 2007 were $65.8 million, compared with $144.5 million in 2006.

Research and development expenses were $9.2 million for the fourth quarter 2007, compared with $39.4 million for the same period in 2006. R&D expenses were $42.7 million for the year ended December 31, 2007, compared with $89.4 million in 2006. The decrease in R&D expenses in 2007 was primarily due to a decrease in spending on alfimeprase as a result of the refocusing of the company’s alfimeprase development programs, a reduction in personnel expense and a non-cash charge of $21.2 million in the fourth quarter of 2006 to expense previously capitalized clinical trial supplies. Non-cash employee stock-based compensation included in R&D expenses totaled $0.8 million and $3.7 million for the quarter and year ended December 31, 2007, compared with $1.0 million and $4.6 million for the same periods in 2006, respectively.

General and administrative expenses were $3.9 million for the fourth quarter of 2007, compared with $6.6 million for the same period in 2006. General and administrative expenses were $20.8 million for the year ended December 31, 2007, compared with $30.6 million in 2006. The decrease in general and administrative expenses in 2007 was primarily due to reductions in personnel expense, commercialization-related expenses for alfimeprase and occupancy expenses. Non-cash employee stock-based compensation included in general and administrative expenses totaled $1.0 million and $5.0 million for the quarter and year ended December 31, 2007, compared with $1.1 million and $6.6 million for the same periods in 2006, respectively.

Restructuring expenses were $2.3 million in 2007 and resulted from a 30% reduction in workforce in the third quarter of 2007. Included in the restructuring expenses were $1.4 million of termination benefits and $0.9 million of non-cash stock-based compensation.

Interest income was $1.4 million for the fourth quarter of 2007, compared with $2.1 million for the same period in 2006. Interest income was $6.7 million for the year ended December 31, 2007, compared with $8.4 million for the same period in 2006. The decrease in 2007 was primarily due to a reduction in the company’s cash and investment balances.

“We believe the company is positioned to build value in 2008. We are focused on our near-term proof-of-concept trials with alfimeprase and NU172, and expect top-line data from both of these trials in the next few months,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “Longer term, alfimeprase in stroke, NU206 and our programs focused on Wnt signaling and therapeutic antibodies, represent exciting opportunities for pipeline expansion and partnering.”

Recent Corporate Accomplishments

•	Initiated the Phase 2 CARNEROS-1 trial with alfimeprase and gained Fast Track status in acute ischemic stroke;

•	Initiated the Phase 2 SONOMA-3 proof-of-concept trial with alfimeprase in catheter occlusion (CO);

•	Presented Phase 3 data from the NAPA and SONOMA programs to support strategy to move forward in acute ischemic stroke and CO;

•	Initiated a Phase 1 proof-of-concept trial with direct thrombin inhibitor, NU172;

•	Reduced expenses and realigned the organization to focus on programs able to yield near-term proof-of-concept data.

2008 Guidance and Key Milestones

Nuvelo expects 2008 operating expenses to be in the range of $55.0 to $60.0 million, and net cash used in operating activities to be in the range of $50.0 to $55.0 million.

In the first half of 2008, Nuvelo anticipates advancing its near-term product opportunities and accomplishing the following:

•	Trial completion and top-line data from the Phase 2 proof-of-concept trial with alfimeprase in catheter occlusion in the first half of 2008;

•	Trial completion and top-line data from the Phase 1 proof-of-concept trial with NU172 in the first half of 2008;

•	Initiation of a Phase 1 trial of NU206 in patients with cancer chemotherapy induced mucositis in the first half of 2008.

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 866-854-8095 for domestic callers and 706-634-8567 for international callers and reference conference passcode, 32403438. A telephone replay of the conference call will be available through Wednesday, March 12, 2008. To access the replay, please dial 800-642-1687 for domestic callers and 706-645-9291 for international callers and reference conference passcode, 32403438.

In addition, this call is being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at www.nuvelo.com. The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at http://www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (http://www.streetevents.com), a password-protected event management site.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular disease, cancer and other debilitating medical conditions. Nuvelo’s development pipeline includes alfimeprase, a direct acting fibrinolytic in Phase 2 clinical development for the treatment of thrombotic-related disorders including acute ischemic stroke and catheter occlusion; NU172, a direct thrombin inhibitor in Phase 1 development for use as a potential short-acting anticoagulant during medical or surgical procedures; and preclinical candidate NU206, a Wnt pathway modulator for the potential treatment of chemotherapy/radiation therapy-induced mucositis and inflammatory bowel disease. In addition, Nuvelo expects to continue its research programs in leukemia and lymphoma therapeutic antibodies and Wnt signaling pathway therapeutics to further expand its pipeline and create additional partnering and licensing opportunities.

Information about Nuvelo is available at our website at http://www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements,” which include statements regarding the timing, progress and anticipated completion of Nuvelo’s clinical stage and research programs, the anticipated availability of top line data, projected operating expenses and cash usage and the potential benefits that patients may experience from the use of our clinical stage compounds, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery and the regulatory approval process; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; stock market conditions; the impact of competitive products and technological changes; and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo’s filings with the SEC, including without limitation Nuvelo’s quarterly report on Form 10-Q for the quarter ended September 30, 2007 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006*
Contract revenues	$63	$910	$46,861	$3,888

Operating expenses:
Research and development	9,202	39,441	42,654	89,370
General and administrative	3,919	6,598	20,762	30,632
Restructuring	—	—	2,336	—
Facility exit charges	—	24,460	—	24,460

Total operating expenses	13,121	70,499	65,752	144,462

Operating loss	(13,058)	(69,589)	(18,891)	(140,574)
Interest income	1,424	2,105	6,693	8,385
Interest expense	(2)	(76)	(103)	(588)

Loss before cumulative effect in accounting principle	(11,636)	(67,560)	(12,301)	(132,777)
Cumulative effect of change in accounting principle	—	2,224	—	2,224

Net loss	$(11,636)	$(65,336)	$(12,301)	$(130,553)

Basic and diluted net loss per share:
Loss before cumulative effect of change in accounting principle	$(0.22)	$(1.27)	$(0.23)	$(2.58)
Cumulative effect of change in accounting principle	—	0.04	—	0.04

Total basic and diluted net loss per share	$(0.22)	$(1.23)	$(0.23)	$(2.54)

Weighted average shares used in computing basic and diluted net loss per share	53,399	52,955	53,333	51,451

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	December 31, 2007	December 31, 2006*
Cash and cash equivalents, short-term investments and restricted cash	$103,567	$153,126
Working capital	81,799	122,496
Total assets	120,683	184,405
Bank loans	—	1,492
Related party line of credit	—	2,292
Other non-current liabilities	34,837	70,598
Accumulated deficit	(470,513)	(458,212)
Total stockholders’ equity	67,659	69,843

*	The consolidated statement of operations for the year ended December 31, 2006 and the consolidated balance sheet data as of December 31, 2006 have been derived from the audited financial statements.